Exhibit 10.1

THIRD AMENDMENT TO

SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO SINGLE FAMILY HOMES REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Third Amendment”) is made as of August 13, 2015 between ADCIP, LLC, a Delaware limited liability company, ADCIP II, LLC, a Delaware limited liability company (collectively, “Seller”) and REVEN HOUSING FLORIDA 2, LLC, a Delaware limited liability company (“Buyer”) with reference to the following recitals:

RECITALS

A. Seller and Buyer entered into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated as of February 27, 2015, pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller, 140 single family homes in the State of Florida, as amended by that certain First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of March 17, 2015 and that certain Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement dated as of May 14, 2015 (as amended, the “Agreement”).

B. Seller and Buyer desire to amend the Agreement in accordance with the terms of this Third Amendment.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

2. Basic Terms. The Purchase Price pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Purchase Price: The aggregate Purchase Price for the Property shall be $9,417,682.02, subject to adjustment in accordance with the provisions of the Agreement, which, notwithstanding anything stated in this Agreement to the contrary, shall be payable by Buyer to Seller on the (i) First Closing Date in an amount equal to the Assigned Home Value of the First Closing Properties, and (ii) Second Closing Date in an amount equal to the Assigned Home Value of the Second Closing Properties.”

3. Basic Terms. The Closing Date pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Closing and Closing Date: Buyer and Seller shall close on the properties described on Schedule II attached hereto and incorporated herein by reference, and to the extent that the same are not excluded by Buyer during the First Due Diligence Period as permitted under the terms of this Agreement (collectively, the “First Closing Properties”) on September 30, 2015 (the “First Closing” and September 30, 2015 shall be the “First Closing Date”) and all remaining properties not referenced on Schedule II and not excluded by Buyer during the Second Due Diligence Period as permitted under the terms of this Agreement (collectively, the “Second Closing Properties”) shall close on October 31, 2015 (the “Second Closing” and October 31, 2015 shall be the “Second Closing Date”). For purposes of this Agreement, any references to the defined term “Closing” shall mean the completion of the transactions contemplated by this Agreement that are scheduled to occur at the First Closing or Second Closing, as the case may be, and any references to the defined term “Closing Date” shall mean the First Closing Date or the Second Closing Date, as the case may be. ”

4. Basic Terms. The Due Diligence Period pursuant to the Basic Terms of the Agreement is hereby deleted in its entirety and amended to read as follows:

“Due Diligence Period: Subject to the provisions of Section 7 below, the due diligence period with regard to the First Closing Properties shall commence on the Effective Date and end on the First Closing Date (the “First Due Diligence Period”) and the due diligence period with regard to Second Closing Properties shall commence on the Effective Date and end on the Second Closing Date (the “Second Due Diligence Period”). For purposes of this Agreement, any references to the defined term “Due Diligence Period” shall mean the conducting of any examination, inspection and investigation of either (i) the First Closing Properties during the First Due Diligence Period, or (ii) the Second Closing Properties during the Second Due Diligence Period, as the case may be.”

5. Personal Property and Leases. Section 2(b) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“The “Leases” referred to herein shall consist of the leases, occupancy and rental agreements between the Seller, as landlord and tenants of the single family homes that comprise the Premises that are in effect as of the date of the Closing, as well as service contracts relating to the maintenance and repair of such homes.”

6. Purchase Price; Deposit. The last sentence in Section 5(a)(1) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“At the First Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the quotient of the Deposit divided by the percentage of the Purchase Price allocated to the First Closing, and, at the Second Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at the First Closing. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated after the consummation of the First Closing, or the Second Closing fails to occur, for any reason other than Buyer’s failure to complete the acquisition of the Property when it is obligated to do so under the terms of this Agreement, the remainder of the Deposit that Buyer did not receive a credit against the Purchase Price at the First Closing shall be promptly returned to Buyer.”

7. Due Diligence Period. Section 7(a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“(a) Buyer shall have until the expiration of the applicable Due Diligence Period to examine, inspect, and investigate the Property and, in Buyer’s sole judgment and discretion, to determine whether Buyer desires to purchase the First Closing Properties or the Second Closing Properties, as the case may be. If Seller fails to provide all Property Information to Buyer within 30 days of the Effective Date, Buyer may terminate this Agreement. Notwithstanding anything stated in this Agreement to the contrary, Buyer’s consummation of the First Closing shall not serve as a waiver of Buyer’s inspection and termination rights during the Second Due Diligence Period with regard to the Second Closing Properties, and Buyer hereby expressly reserves it rights to inspect the Second Closing Properties Property and determine whether Buyer desires to purchase the Second Closing Property, in Buyer’s sole judgment and discretion, pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, once the First Closing has been consummated by the parties, any termination rights under the Agreement in favor of Buyer or Seller (including, without limitation, those in Sections 6(e), 7(b), 7(d), 11(b), 12(b), 18(b)(1) and 21(1)) shall only be applicable with regard to the rights and obligations of the Buyer with respect to consummating the Second Closing pursuant to the terms and conditions of the Agreement.”

8. Closing. Section 10(a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

“(a) The purchase and sale transaction contemplated in this Agreement shall occur on the date and in the manner specified in the Basic Terms section and elsewhere in this Agreement, provided that all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same.”

9. Schedule II. Schedule II attached hereto shall be, and hereby is, attached to the Agreement as Schedule II.

10. Governing Law. To the extent enforceable, Seller and Buyer agree that this Third Amendment shall be governed in all respects by the internal laws of the State of Delaware; provided that if the dispute involves an individual property, the law of the State where such property is located shall apply. In any dispute arising out of or related to this Third Amendment, an action must be brought in Federal or State court, as applicable, in the County of Los Angeles, California. The provisions of this Section 4 shall survive the termination of this Third Amendment.

11. Full Force and Effect. Except as modified by this Third Amendment, the Agreement is unchanged, and is hereby ratified and acknowledged by Seller and Buyer to be in full force and effect.

12. Counterparts. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronically transmitted counterpart of this Third Amendment shall constitute an original for all purposes.

13. Miscellaneous. This Third Amendment, together with the Agreement, sets forth the entire agreement between the parties with respect to the subject matter set forth herein and therein and may not be modified, amended or altered except by subsequent written agreement between the parties. In case of any inconsistency between the provisions of this Third Amendment and the Agreement, the provisions of this Third Amendment shall govern and control. This Third Amendment shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, if any.

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IN WITNESS WHEREOF, the undersigned parties have caused this Third Amendment to be duly executed as of the day and year first written above.

SELLER

ADCIP, LLC,
a Delaware limited liability company

By:	/s/ Terrell Wolfram
Name:	Terrell Wolfram, Managing Director

ADCIP II, LLC,
a Delaware limited liability company

By:	/s/ Terrell Wolfram
Name:	Terrell Wolfram, Managing Director

BUYER

REVEN HOUSING FLORIDA 2, LLC,
a Delaware limited liability company

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer